COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND FUND
 AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


 EXHIBIT A:

                     LEHMAN
                    BROTHERS
    PERIOD           10-YEAR           DREYFUS PENNSYLVANIA
                    MUNICIPAL              INTERMEDIATE
                  BOND INDEX *          MUNICIPAL BOND FUND

   12/16/93         10,000                     10,000
   11/30/94          9,354                      9,942
   11/30/95         11,090                     11,580
   11/30/96         11,717                     12,170
   11/30/97         12,544                     12,982
   11/30/98         13,561                     13,859

 *Source: Lehman Brothers